Richard R. Dwyer
11924 Forrest Hill Blvd.
Suite 22-204
Wellington, FL 33414
561-389-6980

February 2, 2004

Philip Mistretta
President
Total Identity Corp.
2340 Brighton Henrietta Town Line Road
Rochester, NY 14623

Gentlemen:

This letter shall constitute the terms of the Consulting Agreement among Richard R. Dwyer (“RRD”), an individual, and Total Identity Corp. (“TIDC”), a Florida corporation. For ten dollars and other good and valuable consideration it is agreed as follows:

1.   Consulting Services.   RRD is retained by TIDC to provide TIDC with corporate development consulting, acquisition and strategic planning such as:
  The implementation of short range and long term strategic planning to fully develop and enhance the Company’s assets, resources, products, and services;
  Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;
  Assist the Company with Merger and Acquisitions.
  Services expressly prohibited pursuant to this Agreement include:
1.   Raising Capital.
2.   Public Relations.
3.   Investor Relations.
4.   Any other services that what violate SEC guidelines.

2.   Compensation. In consideration for the performance of the services by RRD under this Agreement, RRD shall receive the following compensation:

a.1,100,000 Warrants of TIDC common stock from treasury (the “Common Stock”) at an exercise price of $.03 per option. 800,000 Warrants shall be immediately available and the remaining 300,000 Warrants shall be available on August 1, 2004. The shares underlying the warrants under this agreement shall be issued in such a manner as to keep RRD at a less than ten percent (10%) shareholder. Each Warrant expires twenty four months following the date of its specific issuance or vesting.

b.TIDC shall reimburse RRD, within 15 days of submission of an invoice, for all out of pocket expenses pre-approved.

c.The shares underlying the Warrants (1,100,000) received by RRD shall be unrestricted as to transferability and the Certificates shall not bear any legends or restrictions and cannot be canceled at any time or under any circumstances, even if the consulting agreement is terminated.

3.   Registration Rights. TIDC agrees that it will as soon as reasonably practicable and at the sole expense of TIDC, register the shares of Common Stock issuable to RRD under the Securities Act of 1933 (the “Act”) for resale by RRD. Such securities shall be registered on a Form S-8 Registration Statement or, if such form is not available, then upon another form which TIDC is eligible to use. TIDC shall supply prospectuses meeting the requirements of the Act and such other documents as RRD may reasonably request for at least one year following the effectiveness of such registration in order to facilitate the public sale or disposition of such securities, to register and qualify any of such securities for sale in such states as RRD designates and do any and all other acts and things which may be necessary or desirable to enable RRD to consummate the public sale or other disposition of such securities.

4.   Term.       This Agreement shall become effective on February 2, 2004 for a period of twelve (12) months. This Agreement may be extended for an additional six (6) months by TIDC for an additional 750,000 Warrants to be registered as in paragraphs 2 and 3 above.

5.   Independent Contractor. RRD agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement. The Company shall not make social security, worker’s compensation or unemployment insurance payments on behalf of RRD. The parties hereto acknowledge and agree that RRD cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by RRD. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

6. Joint Relationship.   Nothing contained in this Agreement shall be construed to imply a joint venture or partnership or principle/agent relationship between the parties hereto, and no party by this Agreement shall have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party other than as set forth herein.

7.   Confidential Information.   The parties hereto recognize that a major need of TIDC is to preserve its trade secrets and confidential information. By reason of this Agreement, RRD will have access to, and will obtain specialized knowledge, trade secrets and confidential information about TIDC’s plans and operations. Therefore, RRD hereby agrees that during and after the Term RRD will not use other than in performing services hereunder), disclose to others, or publish any confidential business information about the affairs of TIDC, including but not limited to confidential information concerning TIDC’s products, methods, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by it in the course of its past or future services for TIDC. RRD agrees to take reasonable and appropriate steps to prevent the improper or inadvertent disclosure of any such confidential information. RRD further acknowledges that it may from time to time in the performance of services under this Agreement come into possession of information that could be deemed to be material non-public information and that the possession of such information may limit RRD’s ability to sell his shares.

8.   Entire Agreement.   This Agreement represents the entire Agreement between the parties and is not subject to alteration, modification or change except in writing signed by each of the parties. In addition, this Agreement when executed shall supersede any and all previous Agreements, whether written or oral. A waiver of any term or condition of this Agreement shall not be construed as a general waiver. The obligations of the parties under this Agreement shall not be assignable or transferable.

9.   Notices.   Any notices with respect to this Agreement shall be sent via registered mail, return receipt requested, to each of the parties at the address designated at the top of page one.

10.   Choice of Law.   This Agreement shall be governed by and construed under the laws of the State of Florida.

11.   Disputes.   The prevailing party in any dispute pursuant to this Agreement shall be entitled to reasonable attorneys’ fees and costs.

If the foregoing meets with your approval, please indicate by counter-signing below.

Sincerely,

By: /s/ Ricahrd R. Dwyer
Richard R. Dwyer

AGREED TO AND ACCEPTED:

Total Identity Corp.

/s/ Philip Mistretta__________                 ________________
Philip Mistretta, President & CEO       Date